UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):    October 22, 2008

TGC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32472	74-2095844
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 E. Park Blvd., Suite 955

Plano, TX  75074

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (972) 881-1099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer.  On October 23, 2008, the Board of Directors of TGC Industries, Inc. (the “Company”) appointed James K. Brata to the position of Chief Financial Officer (“CFO”) effective October 23, 2008.  In his capacity as CFO, Mr. Brata will assume the duties as the Company’s Principal Financial Officer and Principal Accounting Officer.  On June 16, 2008, Mr. Brata was hired to the position of Vice President, which information was reported in the Form 8-K filed on June 20, 2008.  Mr. Brata will maintain his position as Vice President.

Mr. Brata, age 53, is the former Assistant Corporate Controller of Sport Supply Group, an institutional direct marketer of sports equipment and supplies.  Prior to his employment at Sport Supply Group, Mr. Brata owned and operated South TX Outfitters, an executive development and event planning firm, from July of 2002 to December of 2006.  Neither Sport Supply Group nor South TX Outfitters has, or at any time in the past has had, an affiliate or other relationship with the Company.  There is no family relationship between Mr. Brata and any of the Company’s directors or executive officers.

Mr. Brata’s annual salary will continue to be $125,000.  The Company has not entered into an employment contract with Mr. Brata.  In addition, on June 16, 2008, the Company’s Stock Awards Committee granted to Mr. Brata a restricted stock award for 10,000 shares of the Company’s common stock, with annual vesting of one-third of the shares beginning June 16, 2009.  Other than compensation paid in the ordinary course of business, Mr. Brata has no material contract or arrangement with the Company.

Retirement of Chief Financial Officer, Secretary and Treasurer.  Kenneth W. Uselton stepped down as the Company’s Chief Financial Officer, Secretary, and Treasurer, effective October 22, 2008.  The Company has not yet appointed a successor to replace Mr. Uselton as Secretary and Treasurer.  Mr. Uselton previously notified the Board of Directors of his intention to retire, which information was reported in the Form 8-K filed on June 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TGC INDUSTRIES, INC.

Date: October 28, 2008	By:	Wayne A. Whitener
Wayne A. Whitener
President and CEO